Exhibit 99.1

   FINANCIAL FEDERAL CORPORATION INCREASES QUARTERLY DIVIDEND 50%
                  AND ANNOUNCES 3-FOR-2 STOCK SPLIT


NEW YORK, NY: December 15, 2005 - Financial Federal Corporation (NYSE: FIF) today announced its Board of Directors declared a $0.15 per share quarterly dividend on its common stock payable January
31, 2006 on a pre-split basis to stockholders of record on January 5, 2006. The Board of Directors also declared a 3-for-2 stock split to be effected in the form of a stock dividend payable January 31, 2006 to stockholders of record on January 5, 2006. The quarterly dividend is $0.05 per share (50%) higher than the previous quarter's dividend of $0.10 per share on a pre-split basis.

As a result of the stock dividend, stockholders will receive one additional share of common stock for every two shares owned on the record date. Fractional shares will be paid in cash. After the stock dividend, the Company will have approximately 26.4 million shares of common stock outstanding.


Financial Federal Corporation is an independent financial services company specializing in financing industrial and commercial equipment through installment sales and leasing programs for dealers, manufacturers and end users nationwide. For more information, please visit the Company's website at www.financialfederal.com.


CONTACT:  Steven F. Groth, Chief Financial Officer
          (212) 599-8000